802 N Washington

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our audit report dated October 24, 2018 relating to the financial statements of Pulse Evolution Corporation appearing in this Current Report on Form 8-K/A dated October 24, 2018, for the years ended June 30, 2018 and 2017. Our report dated October 24, 2018, with respect to those financial statements, includes an emphasis of matter paragraph relating to the uncertainty of Pulse Evolution Corporation’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

October 24, 2018